Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2022
RUSTON, Louisiana (July 27, 2022) - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $21.3 million, or $0.90 diluted earnings per share for the quarter ended June 30, 2022, compared to $20.7 million, or $0.87 diluted earnings per share, for the quarter ended March 31, 2022, and compared to net income of $27.7 million, or $1.17 diluted earnings per share for the quarter ended June 30, 2021.
“Origin performed extremely well in the second quarter as we saw impressive results in many key financial metrics. I’m extremely pleased with how we delivered for our clients with an annualized loan growth rate of twenty-nine percent while maintaining strong credit discipline,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “We have also received all regulatory and shareholder approvals for the BTH partnership and we look forward to our two companies coming together to positively impact our employees, customers, communities and shareholders.”
Second Quarter Financial Highlights
•The fully tax-equivalent net interest margin (“NIM”) was 3.23% for the quarter ended June 30, 2022, reflecting a robust 37 basis point increase from the linked quarter and an 11 basis point increase from the quarter ended June 30, 2021.
•Net interest income for the quarter ended June 30, 2022, was $59.5 million, reflecting a $7.0 million, or 13.3%, increase compared to the linked quarter, and a $5.2 million, or 9.6% increase, compared to the quarter ended June 30, 2021.
•Total loans held for investment (“LHFI”) at June 30, 2022, excluding PPP loans and mortgage warehouse lines of credit, were $5.0 billion, reflecting a strong $336.3 million or 29.0% annualized increase, compared to the linked quarter, and an $834.2 million, or 20.0% increase, compared to June 30, 2021.
•Average balances of total securities for the quarter ended June 30, 2022, were $1.87 billion, reflecting a $206.6 million, or 12.4%, increase compared to the linked quarter, and a $838.5 million, or 81.4% increase, compared to the quarter ended June 30, 2021. Total securities were $1.82 billion at June 30, 2022, compared to $1.92 billion at March 31, 2022, and $1.02 billion at June 30, 2021.
•Provision for credit losses was a net expense of $3.5 million for the quarter ended June 30, 2022, compared to net benefit of $327,000 and $5.6 million for the linked quarter and the quarter ended June 30, 2021, respectively.
•Total nonperforming LHFI to total LHFI was 0.25% at June 30, 2022, compared to 0.41% at March 31, 2022, and 0.57% at June 30, 2021, reflecting a 33.5% and 53.8% decrease in total nonperforming LHFI when compared to the linked quarter and June 30, 2021, respectively. The allowance for loan credit losses to nonperforming LHFI was 448.16% at June 30, 2022, compared to 293.53% and 252.78% at March 31, 2022, and June 30, 2021, respectively.
•On February 23, 2022, the Company entered into an agreement and plan of merger with BT Holdings, Inc., (“BTH”), pursuant to which, upon the terms and subject to the conditions set forth in the merger agreement, BTH will merge with and into the Company, with Origin Bancorp, Inc. as the surviving entity in the merger. On June 30, 2022, the Company and BTH issued a joint press release announcing that the shareholders of the Company and BTH had each approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the merger of BTH Bank, N.A., with and into Origin Bank (the “bank merger”). In addition, the press release announced that the Company had received the requisite regulatory approvals from the Federal Reserve Bank of Dallas, Louisiana Office of Financial Institutions, and Texas Department of Banking for

the merger and the bank merger. The proposed merger is expected to close effective August 1, 2022, subject to the satisfaction of customary closing conditions.
Results of Operations for the Three Months Ended June 30, 2022
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended June 30, 2022, was $59.5 million, an increase of $7.0 million, or 13.3%, compared to the linked quarter. The increase was primarily due to increases of $4.2 million, $2.1 million, and $1.6 million in interest earned on real estate loans, investment securities and commercial and industrial loans excluding PPP loans, respectively, offset by a $1.7 million decrease in interest income and fees earned on PPP loans. A $192.0 million increase in average real estate loan balances contributed $1.9 million to the increase in interest income earned on real estate loans, while increases in market interest rates contributed another $2.3 million to the total increase in interest income earned on real estate loans. The increase in interest income earned on investment securities was driven by an increase in market rates, which contributed $1.3 million of the total $2.1 million increase. The increase in interest income earned on commercial and industrial loans, excluding PPP loans, was primarily driven by an increase in market interest rates, which contributed $1.3 million of the total $1.6 million increase. The decrease in interest income and fees earned on PPP loans was mainly due to the decrease in outstanding balances of PPP loans as they continued to be forgiven by the Small Business Administration ("SBA").
The yield earned on interest-earning assets for the quarter ended June 30, 2022, was 3.53%, an increase of 40 basis points compared to the linked quarter and an increase of nine basis points compared to the quarter ended June 30, 2021. The 40 basis point increase was primarily due to the reduction of $468.3 million of interest income on low yielding, interest bearing balances due from banks, and an 18 basis point increase in the yield of LHFI. The rate paid on total deposits for the quarter ended June 30, 2022, was 0.19%, representing a two basis point increase from the linked quarter and a three basis point decrease compared to the quarter ended June 30, 2021.
The fully tax-equivalent net interest margin was 3.23% for the quarter ended June 30, 2022, a 37 basis point increase and an 11 basis point increase from the linked quarter and the quarter ended June 30, 2021, respectively. Excluding PPP loans, the fully tax-equivalent NIM was 3.20%, a 44 basis point increase and a 14 basis point increase from the linked quarter and the quarter ended June 30, 2021, respectively. The increase in fully tax-equivalent NIM, excluding PPP loans, was primarily due to increases in market interest rates, which drove a net increase of $5.0 million in net interest income, as well as a shift in balance sheet composition from lower-yielding interest-bearing balances due from banks and investment securities to higher-yielding loans.

Credit Quality
The table below includes key credit quality information:

	At and for three months ended		$ Change	% Change
(Dollars in thousands)	June 30, 2022	March 31, 2022	Linked Quarter	Linked Quarter
Past due LHFI	$7,186	$21,753	$(14,567)	(67.0)%
Allowance for loan credit losses	63,123	62,173	950	1.5
Classified loans	52,115	70,379	(18,264)	(26.0)
Total nonperforming LHFI	14,085	21,181	(7,096)	(33.5)
Provision for credit losses	3,452	(327)	3,779	1,155.7
Net charge-offs	1,553	1,754	(201)	(11.5)
Credit quality ratios(1):
Allowance for loan credit losses to nonperforming LHFI	448.16%	293.53%	N/A	15,463 bp
Allowance for loan credit losses to total LHFI	1.14	1.20	N/A	-6 bp
Allowance for loan credit losses to total LHFI excluding PPP and mortgage warehouse loans	1.25	1.33	N/A	-8 bp
Nonperforming LHFI to LHFI	0.25	0.41	N/A	-16 bp
Net charge-offs to total average LHFI (annualized)	0.12	0.14	N/A	-2 bp
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(1)Please see the Loan Data schedule at the back of this document for additional information.
The Company recorded a credit loss provision of $3.5 million during the quarter ended June 30, 2022, compared to a credit loss provision net benefit of $327,000 recorded during the linked quarter. The increase in credit loss provision is primarily due to a $333.7 million increase in total LHFI during the current quarter, somewhat offset by improved credit quality.
Significantly all credit metrics improved at June 30, 2022, when compared to the linked quarter. Past due loans to total LHFI declined to 0.13% as of June 30, 2022, compared to 0.42% for the linked quarter. The allowance for loan credit losses to nonperforming LHFI increased to 448.16% at June 30, 2022, compared to 293.53% at March 31, 2022, primarily driven by the $7.1 million reduction in the Company’s nonperforming LHFI for the quarter. Quarterly net charge-offs decreased to $1.6 million from $1.8 million for the linked quarter, decreasing to 0.12% (annualized) to total average LHFI for the quarter ending June 30, 2022, compared to 0.14% (annualized) for the quarter ending March 31, 2022. Classified loans decreased $18.3 million at June 30, 2022, compared to the linked quarter and represented 0.94% of LHFI, excluding PPP loans, at June 30, 2022, compared to 1.36% at March 31, 2022. As a result of the Company’s continued improving credit trends, the allowance for loan credit losses to total LHFI decreased to 1.14% at June 30, 2022, compared to 1.20% at March 31, 2022. While our credit metrics continue to improve, uncertainty remains due to risks related to continued inflation, market interest rate increases, labor pressures, continued global supply-chain disruptions, geopolitical risks, and economic recession concerns.
Noninterest Income
Noninterest income for the quarter ended June 30, 2022, was $14.2 million, a decrease of $1.7 million, or 10.6%, from the linked quarter. The decrease from the linked quarter was primarily driven by decreases of $1.7 million and $763,000 in mortgage banking revenue and insurance commission and fee income, respectively, offset by an increase of $645,000 in limited partnership investment income.
The $1.7 million decrease in mortgage banking revenue was primarily due to a loss on the loan pipeline, net of hedge, in the current quarter, compared to a gain recorded in the linked quarter, causing a decline of $1.2 million in mortgage banking revenue, as well as a $968,000 net decrease due to a change in valuation assumptions for the mortgage servicing rights ("MSR") asset. The loss on the loan pipeline was primarily due to a $21.5 million quarterly decrease in loan pipeline volume. The $763,000 decrease in insurance commission and fee income was primarily driven by seasonality, as there is typically higher insurance revenue in the first quarter of each year. The limited partnership investment income increased $645,000 when compared to the quarter ended March 31, 2022, primarily due to a decrease in the fair value of investments in one of the limited partnership funds during the first quarter of the 2022 year.

Noninterest Expense
Noninterest expense for the quarter ended June 30, 2022, was $44.2 million, an increase of $1.4 million compared to the linked quarter. This increase was primarily driven by increases of $831,000 and $603,000 in salaries and employee benefit expenses and office and operations expenses, respectively, offset by a $713,000 decrease in professional fees.
The $831,000 increase in salaries and employee benefit expense was primarily driven by the addition of 19 full time equivalent employees that were hired during the quarter and the full impact of cost of living adjustments and annual raises made on March 1, 2022, which were realized during the quarter ended June 30, 2022, as well as increased incentive accruals due to exceeding performance metrics during the period. The $603,000 increase in office and operations expenses was primarily due to an increase of $290,000 in business development costs. The $713,000 decrease in professional fees was primarily related to the recovery of legal fees related to nonperforming loans. Merger transaction expenses related to the proposed merger were $807,000 and $571,000 for the quarters ended June 30, 2022, and March 31, 2022, respectively.
Income Taxes
The effective tax rate was 18.4% during the quarter ended June 30, 2022, compared to 20.4% during the linked quarter and 19.6% during the quarter ended June 30, 2021. The effective tax rate for the quarter ended June 30, 2022, was lower due to the other comprehensive income loss experienced during the six months ended June 30, 2022, and its cumulative impact on the calculation of state income taxes.
Financial Condition
Loans
•Total LHFI increased $333.7 million compared to the linked quarter and $131.8 million compared to June 30, 2021.
•Total LHFI, excluding PPP and mortgage warehouse lines of credit, were $5.0 billion at June 30, 2022, reflecting a $336.3 million, or 29.0% annualized increase, compared to the linked quarter, and an $834.2 million, or 20.0% increase, compared to June 30, 2021.
•Mortgage warehouse lines of credit totaled $531.9 million at June 30, 2022, an increase of $28.6 million, or 5.7%, compared to the linked quarter, and a decrease of $333.4 million, or 38.5%, compared to June 30, 2021.
•Average LHFI increased $186.1 million compared to the linked quarter and decreased $267.0 million compared to the quarter ended June 30, 2021.
•Average LHFI, excluding PPP and mortgage warehouse lines of credit, increased $220.7 million compared to the linked quarter and increased $614.1 million compared to the quarter ended June 30, 2021.
Total LHFI at June 30, 2022, were $5.53 billion, reflecting an increase of 6.4% compared to the linked quarter and 2.4% compared to June 30, 2021. The increase in LHFI compared to the linked quarter was primarily driven by increases in real estate loans and commercial and industrial loans, excluding PPP.
Securities
•Total securities decreased $102.3 million compared to the linked quarter and increased $792.5 million compared to June 30, 2021. The current quarter decrease in the total securities portfolio was partially due to a $63.6 million decrease in the fair value of the available for sale portfolio. The total securities portfolio effective duration was 4.39 years as of June 30, 2022, compared to 4.29 years as of March 31, 2022.
•Average securities increased $206.6 million compared to the linked quarter and increased $838.5 million compared to the quarter ended June 30, 2021.
Total securities at June 30, 2022, were $1.82 billion, decreasing 5.3% compared to the linked quarter and increasing 77.5% compared to the quarter ended June 30, 2021. The increase in security balances compared to June 30, 2021, reflects a shift in balance sheet composition as liquidity surged primarily due to declines in mortgage warehouse lines of credit and PPP loan balances and increases in deposits. This trend has since stabilized with more normalized balances reflected in cash and cash equivalents and mortgage warehouse lines of credit, and with PPP loan balances at near zero levels, at June 30, 2022.

Deposits
•Total deposits decreased $464.0 million compared to the linked quarter and increased $274.8 million compared to June 30, 2021, respectively.
•Interest-bearing demand deposits declined $349.3 million, or 8.8%, compared to March 31, 2022, and grew $44.0 million, or 1.2%, compared to June 30, 2021.
•Noninterest-bearing deposits declined $80.8 million, or 3.5%, compared to March 31, 2022, and grew $353.9 million, or 19.0%, compared to June 30, 2021.

Money market public fund depositors and money market business depositors contributed decreases of $236.1 million and $116.1 million, respectively, to the $349.3 million decrease in interest-bearing demand deposits compared to the linked quarter, while noninterest-bearing business deposit balances contributed $91.7 million to the total $80.8 million decline in noninterest-bearing deposits. Business deposit balances increased $252.0 million, and were primarily responsible for the $274.8 million total increase in deposits when compared to June 30, 2021, balances. In order to manage deposit costs, the Company strategically allowed the attrition of non-relationship, higher-rate deposits during the current period.
For the quarter ended June 30, 2022, average noninterest-bearing deposits as a percentage of total average deposits were 34.9%, compared to 33.0% for the linked quarter and 29.4% for the quarter ended June 30, 2021.
Borrowings
Federal Home Loan Bank (“FHLB”) advances and other borrowings were $894.6 million at June 30, 2022, an increase of $589.0 million, or 192.8%, compared to the linked quarter and an increase of $580.5 million, or 184.8%, compared to the quarter ended June 30, 2021.
Average Federal Home Loan Bank (“FHLB”) advances and other borrowings for the quarter ended June 30, 2022, increased by $151.6 million or 57.1%, compared to the linked quarter, and by $154.3 million or 58.7%, compared to the quarter ended June 30, 2021. The increase in FHLB advances and other borrowings from both the linked quarter and from the quarter ended June 30, 2021, were driven by an increase in short-term borrowings during the respective periods as a result of liquidity management.
Stockholders’ Equity
Stockholders’ equity was $646.4 million at June 30, 2022, a decrease of $30.5 million compared to $676.9 million at March 31, 2022, and a decrease of $41.9 million compared to $688.2 million at June 30, 2021. The decrease from the linked quarter was primarily due to an additional $50.1 million in other comprehensive loss, net of tax, offset by net income for the quarter of $21.3 million. The decrease from June 30, 2021, was also primarily driven by other comprehensive loss, net of tax, and partially offset by net income retained during the intervening period.

Book value and tangible book value were impacted by an additional accumulated other comprehensive loss, net of tax, experienced primarily on the Company's available for sale securities portfolio during the six months ended June 30, 2022. The accumulated other comprehensive loss, net of tax, was $116.0 million at June 30, 2022, and $65.9 million at March 31, 2022, compared to an accumulated other comprehensive gain, net of tax, of $18.9 million at June 30, 2021. The accumulated other comprehensive loss did not impact the regulatory capital ratios.

Conference Call
Origin will hold a conference call to discuss its second quarter 2022 results on Thursday, July 28, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (888) 437-3179 (U.S. and Canada); and (862) 298-0702 (International), and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting: https://www.webcaster4.com/Webcast/Page/2864/45885.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.

About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly-owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 45 banking centers located from Dallas/Fort Worth and Houston, Texas, across North Louisiana, and into Mississippi. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding and efforts to respond to the COVID-19 pandemic and changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk, (including the impact of higher interest rates on macroeconomic conditions, and customer and client behavior); the effectiveness of Origin’s risk management framework and quantitative models; the risk of widespread inflation; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the impact of supply-chain disruptions and labor pressures; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the transition away from the London Interbank Offered Rate (“LIBOR”) and the impact of any replacement alternatives such as the Secured Overnight Financing Rate (“SOFR”) on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities (including the impacts related to or resulting from Russia's military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
The risks relating to the proposed BTH merger include, without limitation, the timing to consummate the proposed merger; the risk that a condition to the closing of the proposed merger may not be satisfied; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Origin and BTH, including unexpected transaction costs, the costs of integrating operations, severance, professional fees and other expenses; the diversion of management time on issues related to the merger; the failure to consummate or any delay in consummating the merger for other reasons; changes in laws or regulations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers and employees by competitors; and the difficulties and risks inherent with entering new markets.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by, may continue to be amplified by or may, in the future, be amplified by the COVID-19 pandemic and the impact of varying governmental responses that affect Origin’s customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	Three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$59,504	$52,502	$54,180	$52,541	$54,292
Provision for credit losses	3,452	(327)	(2,647)	(3,921)	(5,609)
Noninterest income	14,216	15,906	16,701	15,923	12,438
Noninterest expense	44,150	42,774	40,346	39,165	37,832
Income before income tax expense	26,118	25,961	33,182	33,220	34,507
Income tax expense	4,807	5,278	4,860	6,242	6,774
Net income	$21,311	$20,683	$28,322	$26,978	$27,733
PTPP earnings (1)	$29,570	$25,634	$30,535	$29,299	$28,898
Basic earnings per common share	0.90	0.87	1.21	1.15	1.18
Diluted earnings per common share	0.90	0.87	1.20	1.14	1.17
Dividends declared per common share	0.15	0.13	0.13	0.13	0.13
Weighted average common shares outstanding - basic	23,740,611	23,700,550	23,484,056	23,429,705	23,410,693
Weighted average common shares outstanding - diluted	23,788,164	23,770,791	23,609,874	23,613,010	23,604,566

Balance sheet data
Total LHFI	$5,528,093	$5,194,406	$5,231,331	$5,187,288	$5,396,306
Total assets	8,111,524	8,112,295	7,861,285	7,470,478	7,268,068
Total deposits	6,303,158	6,767,179	6,570,693	6,158,768	6,028,352
Total stockholders’ equity	646,373	676,865	730,211	705,667	688,235

Performance metrics and capital ratios
Yield on LHFI	4.26%	4.08%	4.11%	4.05%	4.00%
Yield on interest-earnings assets	3.53	3.13	3.35	3.33	3.44
Cost of interest-bearing deposits	0.29	0.26	0.28	0.30	0.31
Cost of total deposits	0.19	0.17	0.19	0.21	0.22
Net interest margin, fully tax equivalent	3.23	2.86	3.06	3.02	3.12
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.20	2.76	2.92	2.94	3.06
Return on average stockholders’ equity (annualized)	12.81	11.61	15.70	15.21	16.54
Return on average assets (annualized)	1.08	1.04	1.49	1.43	1.49
PTPP return on average stockholders’ equity (annualized) (1)	17.77	14.39	16.93	16.52	17.23
PTPP return on average assets (annualized) (1)	1.49	1.29	1.60	1.56	1.55
Book value per common share(3)	$27.15	$28.50	$30.75	$30.03	$29.28
Tangible book value per common share (1)(3)	25.05	26.37	28.59	28.76	28.01
Efficiency ratio (4)	59.89	62.53	56.92	57.21	56.69
Adjusted efficiency ratio (1)	55.35	59.93	52.55	53.03	51.50
Common equity tier 1 to risk-weighted assets (5)	10.78%	11.20%	11.20%	11.27%	11.03%
Tier 1 capital to risk-weighted assets (5)	10.93	11.35	11.36	11.42	11.19
Total capital to risk-weighted assets (5)	14.05	14.64	14.77	14.95	14.85
Tier 1 leverage ratio (5)	9.09	8.84	9.20	9.20	8.87
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(1)PTPP earnings, PTPP return on average stockholders’ equity, PTPP return on average assets, adjusted efficiency ratio, and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see the last two pages of this release.
(2)Net interest margin, excluding PPP loans, fully tax-equivalent, is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)A decline of $121.7 million in accumulated other comprehensive loss during the YTD period ended June 30, 2022, negatively impacted total stockholders' equity and book value and tangible common equity and caused book value per common share and tangible book value per common share to decline by $5.11 primarily due to the steepening of the short end of the yield curve that occurred during 2022 and its impact on our investment portfolio, however, it did not impact regulatory capital.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(5)June 30, 2022, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-to-Date Financial Data

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2022	2021
Income statement and share amounts	(Unaudited)
Net interest income	$112,006	$109,531
Provision for credit losses	3,125	(4,197)
Noninterest income	30,122	29,569
Noninterest expense	86,924	77,268
Income before income tax expense	52,079	66,029
Income tax expense	10,085	12,783
Net income	$41,994	$53,246
PTPP earnings (1)	$55,204	$61,832
Basic earnings per common share (2)	1.77	2.28
Diluted earnings per common share(2)	1.77	2.26
Dividends declared per common share	0.28	0.23
Weighted average common shares outstanding - basic	23,720,874	23,402,073
Weighted average common shares outstanding - diluted	23,780,939	23,597,291

Performance metrics
Yield on LHFI	4.17%	4.02%
Yield on interest-earning assets	3.33	3.51
Cost of interest-bearing deposits	0.27	0.34
Cost of total deposits	0.18	0.24
Net interest margin, fully tax equivalent	3.04	3.17
Net interest margin, excluding PPP loans, fully tax equivalent (3)	2.98	3.10
Return on average stockholders’ equity (annualized)	12.19	16.14
Return on average assets (annualized)	1.06	1.45
PTPP return on average stockholders’ equity (annualized)(1)	16.02	18.74
PTPP return on average assets (annualized) (1)	1.39	1.68
Efficiency ratio (4)	61.16	55.55
Adjusted efficiency ratio (1)	57.50	51.28
____________________________
(1)PTPP earnings, PTPP return on average stockholders’ equity, PTPP return on average assets, and adjusted efficiency ratio are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see the last two pages.
(2)Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the quarterly earnings per common share may not equal the year-to-date earnings per common share amount.
(3)Net interest margin, excluding PPP loans, fully tax-equivalent is calculated by removing average PPP loans from average interest-earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$55,986	$51,183	$53,260	$53,182	$55,529
Investment securities-taxable	7,116	5,113	4,691	3,449	3,115
Investment securities-nontaxable	1,493	1,400	1,493	1,582	1,590
Interest and dividend income on assets held in other financial institutions	1,193	587	686	538	414
Total interest and dividend income	65,788	58,283	60,130	58,751	60,648
Interest expense
Interest-bearing deposits	3,069	2,886	2,957	3,255	3,417
FHLB advances and other borrowings	1,392	1,094	1,161	1,118	1,106
Subordinated debentures	1,823	1,801	1,832	1,837	1,833
Total interest expense	6,284	5,781	5,950	6,210	6,356
Net interest income	59,504	52,502	54,180	52,541	54,292
Provision for credit losses	3,452	(327)	(2,647)	(3,921)	(5,609)
Net interest income after provision for credit losses	56,052	52,829	56,827	56,462	59,901
Noninterest income
Service charges and fees	4,274	3,998	3,994	3,973	3,739
Insurance commission and fee income	5,693	6,456	2,826	3,451	3,050
Mortgage banking revenue	2,354	4,096	2,857	2,728	2,765
Other fee income	638	598	702	783	623
Gain on sales of securities, net	—	—	75	—	5
Loss on sales and disposals of other assets, net	(279)	—	(97)	(8)	(42)
Limited partnership investment income (loss)	282	(363)	50	3,078	801
Swap fee income (loss)	1	139	(285)	727	24
Change in fair value of equity investments	—	—	—	19	—
Other income	1,253	982	6,579	1,172	1,473
Total noninterest income	14,216	15,906	16,701	15,923	12,438
Noninterest expense
Salaries and employee benefits	27,319	26,488	24,718	23,629	22,354
Occupancy and equipment, net	4,514	4,427	4,306	4,353	4,349
Data processing	2,641	2,486	2,302	2,329	2,313
Office and operations	2,163	1,560	1,849	1,598	1,498
Loan related expenses	1,517	1,305	1,880	1,949	2,154
Professional services	918	1,631	923	912	836
Electronic banking	896	917	616	997	989
Advertising and marketing	859	871	1,147	863	748
Franchise tax expense	838	770	692	598	629
Regulatory assessments	802	626	526	664	544
Intangible asset amortization	525	537	194	194	222
Communications	252	281	286	359	514
Other expenses	906	875	907	720	682
Total noninterest expense	44,150	42,774	40,346	39,165	37,832
Income before income tax expense	26,118	25,961	33,182	33,220	34,507
Income tax expense	4,807	5,278	4,860	6,242	6,774
Net income	$21,311	$20,683	$28,322	$26,978	$27,733
Basic earnings per common share	$0.90	$0.87	$1.21	$1.15	$1.18
Diluted earnings per common share	0.90	0.87	1.20	1.14	1.17

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Assets	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$123,499	$129,825	$133,334	$124,515	$155,311
Interest-bearing deposits in banks	200,421	454,619	572,284	227,450	289,421
Total cash and cash equivalents	323,920	584,444	705,618	351,965	444,732
Securities:
Available for sale	1,804,370	1,905,687	1,504,728	1,486,543	973,948
Held to maturity, net of allowance for credit losses	4,288	4,831	22,767	37,702	37,835
Securities carried at fair value through income	6,630	7,058	7,497	10,876	10,973
Total securities	1,815,288	1,917,576	1,534,992	1,535,121	1,022,756
Non-marketable equity securities held in other financial institutions	76,822	45,242	45,192	45,144	41,468
Loans held for sale	62,493	80,295	80,387	109,956	124,710
Loans	5,528,093	5,194,406	5,231,331	5,187,288	5,396,306
Less: allowance for loan credit losses	63,123	62,173	64,586	69,947	77,104
Loans, net of allowance for loan credit losses	5,464,970	5,132,233	5,166,745	5,117,341	5,319,202
Premises and equipment, net	81,950	80,421	80,691	80,740	80,133
Mortgage servicing rights	22,127	21,187	16,220	16,000	16,081
Cash surrender value of bank-owned life insurance	38,742	38,547	38,352	38,162	37,959
Goodwill and other intangible assets, net	50,053	50,578	51,330	29,830	30,024
Accrued interest receivable and other assets	175,159	161,772	141,758	146,219	151,003
Total assets	$8,111,524	$8,112,295	$7,861,285	$7,470,478	$7,268,068
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,214,919	$2,295,682	$2,163,507	$1,980,107	$1,861,016
Interest-bearing deposits	3,598,417	3,947,714	3,864,058	3,600,654	3,554,427
Time deposits	489,822	523,783	543,128	578,007	612,909
Total deposits	6,303,158	6,767,179	6,570,693	6,158,768	6,028,352
FHLB advances and other borrowings	894,581	305,560	309,801	309,152	314,123
Subordinated debentures	157,540	157,478	157,417	157,357	157,298
Accrued expenses and other liabilities	109,872	205,213	93,163	139,534	80,060
Total liabilities	7,465,151	7,435,430	7,131,074	6,764,811	6,579,833
Stockholders’ equity:
Common stock	119,038	118,744	118,733	117,480	117,511
Additional paid-in capital	244,368	242,789	242,114	237,928	237,338
Retained earnings	398,946	381,222	363,635	338,387	314,472
Accumulated other comprehensive (loss) income	(115,979)	(65,890)	5,729	11,872	18,914
Total stockholders’ equity	646,373	676,865	730,211	705,667	688,235
Total liabilities and stockholders’ equity	$8,111,524	$8,112,295	$7,861,285	$7,470,478	$7,268,068

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

LHFI	(Dollars in thousands, unaudited)
Commercial real estate	$1,909,054	$1,801,382	$1,693,512	$1,590,519	$1,480,536
Construction/land/land development	635,556	593,350	530,083	518,920	497,170
Residential real estate	1,005,623	922,054	909,739	913,411	966,301
Total real estate loans	3,550,233	3,316,786	3,133,334	3,022,850	2,944,007
PPP	901	32,154	105,761	216,957	369,910
Commercial and industrial	1,429,338	1,326,443	1,348,474	1,218,246	1,200,881
Mortgage warehouse lines of credit	531,888	503,249	627,078	713,339	865,255
Consumer	15,733	15,774	16,684	15,896	16,253
Total LHFI	5,528,093	5,194,406	5,231,331	5,187,288	5,396,306
Less: allowance for loan credit losses	63,123	62,173	64,586	69,947	77,104
LHFI, net	$5,464,970	$5,132,233	$5,166,745	$5,117,341	$5,319,202

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$224	$233	$512	$672	$1,544
Construction/land/land development	373	256	338	592	621
Residential real estate	7,478	11,609	11,647	9,377	10,571
Commercial and industrial	5,930	8,987	12,306	13,873	17,723
Consumer	80	96	100	41	43
Total nonperforming LHFI	14,085	21,181	24,903	24,555	30,502
Nonperforming loans held for sale	2,461	2,698	1,754	2,074	1,606
Total nonperforming loans	16,546	23,879	26,657	26,629	32,108
Repossessed assets	2,009	1,703	1,860	4,574	4,723
Total nonperforming assets	$18,555	$25,582	$28,517	$31,203	$36,831
Classified assets	$54,124	$72,082	$71,232	$80,165	$88,150
Past due LHFI (1)	7,186	21,753	25,615	25,954	30,446

Allowance for loan credit losses
Balance at beginning of period	$62,173	$64,586	$69,947	$77,104	$85,136
Provision for loan credit losses	2,503	(659)	(2,668)	(4,266)	(5,224)
Loans charged off	2,192	2,402	3,162	3,035	3,010
Loan recoveries	639	648	469	144	202
Net charge-offs	1,553	1,754	2,693	2,891	2,808
Balance at end of period	$63,123	$62,173	$64,586	$69,947	$77,104

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Credit quality ratios	(Dollars in thousands, unaudited)
Total nonperforming assets to total assets	0.23%	0.32%	0.36%	0.42%	0.51%
Total nonperforming loans to total loans	0.30	0.45	0.50	0.50	0.58
Nonperforming LHFI to LHFI	0.25	0.41	0.48	0.47	0.57
Past due LHFI to LHFI	0.13	0.42	0.49	0.50	0.56
Allowance for loan credit losses to nonperforming LHFI	448.16	293.53	259.35	284.86	252.78
Allowance for loan credit losses to total LHFI	1.14	1.20	1.23	1.35	1.43
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (2)	1.25	1.33	1.43	1.63	1.84
Net charge-offs to total average LHFI (annualized)	0.12	0.14	0.21	0.22	0.20
Net charge-offs to total average LHFI (annualized), excluding PPP loans	0.12	0.14	0.22	0.24	0.23
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due. There were $266,000 of past due PPP loans at September 30, 2021, that are fully guaranteed by the SBA. There were no past due PPP loans at quarter end for the remaining periods disclosed within this release.
(2)The allowance for loan credit losses (“ACL”) to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the allowance for loan credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	June 30, 2022		March 31, 2022		June 30, 2021
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,828,700	4.17%	$1,718,259	4.02%	$1,465,799	4.12%
Construction/land/land development	587,872	4.52	565,347	4.21	516,794	4.18
Residential real estate	966,363	4.30	907,320	3.98	929,332	4.11
PPP	14,807	19.47	70,442	13.83	521,551	4.27
Commercial and industrial, excluding PPP	1,383,995	4.09	1,354,794	3.76	1,240,252	3.80
Mortgage warehouse lines of credit	444,851	4.10	423,795	3.73	819,233	3.63
Consumer	15,979	6.03	16,462	5.78	16,632	5.83
LHFI	5,242,567	4.26	5,056,419	4.08	5,509,593	4.00
Loans held for sale	37,678	3.69	32,710	3.27	68,797	3.51
Loans receivable	5,280,245	4.25	5,089,129	4.08	5,578,390	3.99
Investment securities-taxable	1,610,400	1.77	1,408,109	1.47	749,538	1.67
Investment securities-nontaxable	258,178	2.32	253,875	2.24	280,504	2.27
Non-marketable equity securities held in other financial institutions	51,052	4.79	45,205	1.93	46,898	2.12
Interest-bearing balances due from banks	277,800	0.84	746,057	0.20	417,782	0.16
Total interest-earning assets	7,477,675	3.53	7,542,375	3.13	7,073,112	3.44
Noninterest-earning assets(1)	467,045		502,871		401,839
Total assets	$7,944,720		$8,045,246		$7,474,951

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$3,767,275	0.26%	$3,975,395	0.22%	$3,774,529	0.23%
Time deposits	503,325	0.49	535,044	0.54	631,654	0.78
Total interest-bearing deposits	4,270,600	0.29	4,510,439	0.26	4,406,183	0.31
FHLB advances and other borrowings	417,121	1.34	265,472	1.67	262,806	1.69
Subordinated debentures	157,517	4.64	157,455	4.64	157,276	4.67
Total interest-bearing liabilities	4,845,238	0.52	4,933,366	0.48	4,826,265	0.53
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,288,732		2,218,092		1,837,823
Other liabilities(1)	143,427		171,284		138,165
Total liabilities	7,277,397		7,322,742		6,802,253
Stockholders’ Equity	667,323		722,504		672,698
Total liabilities and stockholders’ equity	$7,944,720		$8,045,246		$7,474,951
Net interest spread		3.01%		2.65%		2.91%
Net interest margin		3.19		2.82		3.08
Net interest margin - (tax-equivalent)(2)		3.23		2.86		3.12
Net interest margin excluding PPP loans - (tax-equivalent)(3)		3.20		2.76		3.06
____________________________
(1)Includes Government National Mortgage Association (“GNMA”) repurchase average balances of $35.8 million, $43.8 million, and $60.3 million for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax-equivalent, is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	At and for the three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Calculation of PTPP Earnings:	(Dollars in thousands, except per share amounts, unaudited)
Net Income	$21,311	$20,683	$28,322	$26,978	$27,733
Plus: provision for credit losses	3,452	(327)	(2,647)	(3,921)	(5,609)
Plus: income tax expense	4,807	5,278	4,860	6,242	6,774
PTPP Earnings	$29,570	$25,634	$30,535	$29,299	$28,898

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$29,570	$25,634	$30,535	$29,299	$28,898
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by the number of days in the year	365	365	365	365	365
Annualized PTPP Earnings	$118,605	$103,960	$121,144	$116,241	$115,910

Divided by total average assets	$7,944,720	$8,045,246	$7,559,570	$7,464,813	$7,474,951
PTPP ROAA (annualized)	1.49%	1.29%	1.60%	1.56%	1.55%

Divided by total average stockholder’s equity	$667,323	$722,504	$715,614	$703,605	$672,698
PTPP ROAE (annualized)	17.77%	14.39%	16.93%	16.52%	17.23%

Calculation of Adjusted Efficiency Ratio:
Net Interest Income	$59,504	$52,502	$54,180	$52,541	$54,292
Less: Insurance and Mortgage Net Interest Income	1,082	875	946	1,048	979
Total Noninterest Income	14,216	15,906	16,701	15,923	12,438
Less: Insurance and Mortgage Noninterest Income	8,047	10,552	5,683	6,179	5,815
Adjusted Total Revenue	64,591	56,981	64,252	61,237	59,936
Total Noninterest Expense	44,150	42,774	40,346	39,165	37,832
Less: Insurance and Mortgage Noninterest Expense	8,397	8,626	6,580	6,688	6,964
Adjusted Total Noninterest Expense	35,753	34,148	33,766	32,477	30,868
Adjusted Efficiency Ratio	55.35%	59.93%	52.55%	53.03%	51.50%

Calculation of Tangible Common Equity:
Total common stockholders’ equity	$646,373	$676,865	$730,211	$705,667	$688,235
Less: goodwill and other intangible assets, net	50,053	50,578	51,330	29,830	30,024
Tangible Common Equity	$596,320	$626,287	$678,881	$675,837	$658,211

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,807,677	23,748,748	23,746,502	23,496,058	23,502,215
Tangible Book Value per Common Share	$25.05	$26.37	$28.59	$28.76	$28.01

Origin Bancorp, Inc.
Non-GAAP Financial Measures

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts, unaudited)	2022	2021
Calculation of PTPP Earnings:	(Unaudited)
Net Income	$41,994	$53,246
Plus: provision for credit losses	3,125	(4,197)
Plus: income tax expense	10,085	12,783
PTPP Earnings	$55,204	$61,832

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$55,204	$61,832
Divided by number of days in this period	181	181
Multiplied by the number of days in the year	365	365
Annualized PTPP Earnings	$111,323	$124,689

Divided by total average assets	$7,994,705	$7,428,978
PTPP ROAA	1.39%	1.68%

Divided by total average stockholder’s equity	$694,761	$665,322
PTPP ROAE	16.02%	18.74%

Calculation of Adjusted Efficiency Ratio:
Net Interest Income	$112,006	$109,531
Less: Insurance and Mortgage Net Interest Income	1,957	1,982
Noninterest Income	30,122	29,569
Less: Insurance and Mortgage Noninterest Income	18,599	14,163
Adjusted Total Revenue	$121,572	$122,955
Total Noninterest Expense	$86,924	$77,268
Less: Insurance and Mortgage Noninterest Expense	17,023	14,216
Adjusted Total Expense	$69,901	$63,052
Adjusted Efficiency Ratio	57.50%	51.28%